Exhibit 1.5

CDC Corporation reports revenues of US$56.2 million for Q1 2005, up 58% year-on-year

The company and its mobile applications and internet media subsidiary renamed

Year-on-Year US GAAP

•	Total revenue rose 58% to US$56.2 million from US$35.5 million in Q1 2004

•	Gross profit increased 62% to US$30.5 million from US$18.8 million in Q1 2004

•	Gross margin was 54%, increasing from 53% in Q1 2004

•	Net loss was US$3.7 million compared to net income of US$4.3 million in Q1 2004

Year-on-Year Non-GAAP *

•	Non-GAAP net income was US$1.2 million compared to Non-GAAP net income of US$6.0 million in Q1 2004

•	Non-GAAP earnings per share were 1.1 US cents compared to 5.8 US cents in Q1 2004

•	Non-GAAP net cash and cash equivalents, net of total debt, were US$226 million at March 31, 2005

[Hong Kong, May 19, 2005] CDC Corporation (NASDAQ: CHINA; www.cdccorporation.net) today announced its unaudited financial results for the first quarter of 2005 under US GAAP.

First Quarter 2005

The company reported revenues of US$56.2 million, an increase of 58% from US$35.5 million in Q1 2004. First quarter 2005 gross profit was US$30.5 million, up 62% from US$18.8 million in Q1 2004. Gross margin was 54% compared to 53% in Q1 2004. Operating loss was US$3.3 million compared to an operating income of US$2.3 million in Q1 2004. Loss before taxes was US$2.4 million compared to an income before taxes of US$5.1 million in Q1 2004. Net loss was US$3.7 million compared to a net income of US$4.3 million in Q1 2004. Basic loss per share was 3.4 US cents compared to basic earnings per share of 4.2 US cents for Q1 2004.

Operating expenses totaled US$33.8 million, an increase of 105% from US$16.5 million reported in Q1 2004. The year-on-year increase in operating expenses was primarily driven by consolidating the results of Go2joy and Ross Systems, which were acquired in May and August 2004, respectively, and a full quarter of Pivotal which was acquired in late February 2004.

The company has changed the presentation for its mobile services and applications (“MVAS”) revenue from a net basis (excluding the portion of the MVAS revenue paid to the mobile operators) to a gross basis (including the portion of the MVAS revenue paid to the mobile operators) in response to significant changes in operations of the MVAS business in China. This method of presentation is also used by the majority of the company’s peers in the MVAS sector in China. The impact of the change to a gross presentation was US$2.1 million increase in both revenue and cost of revenue, a decrease in gross profit percentage and no change to net income.

As of March 31, 2005, the company had approximately 110.9 million common shares outstanding.

Company Highlights

•	The company changed its name from chinadotcom corporation to “CDC Corporation”. The company believes “CDC Corporation” better reflects its transformation into a larger and more diverse enterprise. The new name, without “dotcom”, signals the shift of business away from a reliance on the internet sector and without the “china” component symbolizes a more geographically diverse revenue and customer mix. In addition, the company’s mobile applications and internet media subsidiary was renamed “China.com Inc.” from hongkong.com Corporation. The new subsidiary name better reflects that the underlying operations, revenue mix, and customer base is predominately in China.

•	Pivotal, the company’s customer relationship management (“CRM”) software subsidiary, added 25 new customers during the quarter, and this week launched the next version of its CRM software suite — Pivotal 5.7. For the 9th consecutive year, Pivotal’s CRM software suite was named one of the “Top 15” CRM packages by ISM Software Labs. Pivotal struck an alliance to jointly market products and services with the home building consortium — New Home Technologies, LLC.

•	Ross Systems, the company’s enterprise software solutions subsidiary, added 11 new customers during the quarter, over half of which were Consumer Packaged Goods companies, a market focus of Ross. The subsidiary launched Sales Analytics, the first application in its next-generation iRennaissance Enterprise Performance Management suite. The suite builds upon Ross’ prior analytics solutions to deliver out-of-the-box dashboard applications designed for the process manufacturing industry. Ross also announced the availability of the latest version of its Internet Application Framework.

•	IMI, the company’s supply chain, warehouse and order management software subsidiary, upgraded 5 customers to the newest version of IMI Order and successfully implemented the IMI Warehouse product with 4 current customers. The subsidiary also began introducing the IMI Warehouse product to Ross’ customers worldwide.

•	CDC Software Asia Pacific, the company’s enterprise software sales and marketing subsidiary, expanded its direct sales force in the Japan and Australia/New Zealand markets. The subsidiary also achieved “Microsoft Gold Certified Partner” status in Hong Kong, China and Japan.

•	Praxa, the company’s Australian business services subsidiary, added 5 new customers in Q1 2005 and engaged in significant large scale projects with Optus and Amalgamated Holdings Ltd.

•	The company’s portal, www.china.com, boosted page views and advertising revenue in Q1 2005 as a result of additional investment, enhancing its content and focusing its efforts on its automobile, sports and military channels. Within the sports channel, the football content was revamped and the portal was appointed the exclusive online and MVAS partner for the Shanghai Shenhua SVA SMEG Football Club, a top-ranked professional football team in China. Within the automobile channel, the company participated in the 11th International Automobile & Manufacturing Technology Exhibition in Shanghai.

•	The company’s mobile applications business showed improvement from the previous quarter. The company continues to transform from a SMS-focused provider to one with a more balanced portfolio of services, including Interactive Voice Response (“IVR”) and 2.5G mobile products such as Wireless Application Protocol (“WAP”) and Multimedia Messaging Services (“MMS”). Non-SMS product revenues, which includes WAP, IVR and MMS products, in Q1 2005 were 47% of total MVAS revenues as compared to 27% in Q4 2004 and 6% in Q1 2004.

“The company is pleased with this week’s release of Pivotal 5.7 and early market reception of the suite of new offerings from Ross Systems. We will continue to differentiate ourselves in the enterprise software mid-market by offering innovative products and services that quickly deliver value for our customers,” said Executive Chairman and CEO Dr. Raymond Ch’ien.

Dr. Ch’ien continued, “We have sharpened our focus on providing consumers in China with compelling portal content that will increasingly help drive usage of the innovative products and services we offer on our various mobile platforms.”

* Non-GAAP Financial Measures

To supplement the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the company uses non-GAAP financial measures for net income and other line items, which are adjusted from results based on GAAP. These non-GAAP measures are provided to enhance the user’s overall understanding of the company’s current financial performance and its prospects for the future. The company believes the non-GAAP results provide useful information to both management and investors. All references to non-GAAP in this press release should be read in conjunction with the more detailed financial statements included at the end of this press release.

In particular, the adjusted income presentation below may be useful for investors to assess the impact of recent acquisitions and non-recurring events. The adjusted cash presentation below may be useful to assess the company’s liquidity. Although the company continues to report US GAAP results to investors, it believes the inclusion of non-GAAP financial measures provides further clarity in its financial reporting. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies, and should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP measures. The non-GAAP financial measures included in this press release have been reconciled to the nearest GAAP measures.

Reconciliation From GAAP Results to Non-GAAP Results:	Q1 2004	Q1 2005
(In US$ Thousands)

GAAP net income/ (loss)	4,334	(3,719)

Add back revenue impact of deferred maintenance revenue write down related to the acquisition of subsidiaries	—	339

Add back amortization of purchased intangibles related to the acquisition of subsidiaries	1,747	3,168

Add back stock compensation expenses related to the acquisition of subsidiaries	27	640

Add back deferred tax impact related to the acquisition of subsidiaries	(123)	562

Add back litigation provision	—	242

Non-GAAP net income	5,985	1,232

Non-GAAP basic earnings per share	0.0583	0.0111

Weighted average no. of shares	102,611,756	110,921,681

Reconciliation of GAAP Cash and Cash Equivalents to Non-GAAP Cash and Cash Equivalents	Q4 2004	Q1 2005
(In US$ Thousands)

Cash and cash equivalents	110,206	77,829

Add restricted cash	3,886	3,845

Add debt securities	179,939	173,254

Less total debt	(63,781)	(28,886)

Non-GAAP cash and cash equivalents, net of total debt	230,250	226,042

Unaudited and Preliminary Financial Information

The financial information included in this press release is unaudited and preliminary. The quarterly financial information included herein is subject to adjustment pending the completion of the 2005 full year audit by the company’s independent auditors, Ernst & Young. Adjustments to the Q1 financial statements and information may be identified when the 2005 full year audit work is completed, which could result in significant changes which may need to be made to the company’s preliminary Q1 unaudited financial information set forth in this press release. The 2005 audited consolidated financial statements and related notes will be included in the company’s Annual Report on Form 20-F for the year ending December 31, 2005.

Conference Call

CDC Corporation will hold a conference call to review its first quarter 2005 results at 8:00 am EDT on Thursday, May 19, 2005 (8:00 pm on May 19, 2005 — Hong Kong time). Investors can call:

USA and CANADA Toll Free Number:	+1-877-692-2592
US Toll Number:	+1-973-582-2700
UK Toll Free Number:	0800-0689199
AUSTRALIA Toll Free Number:	1800-003163
CHINA Toll Free Number:	10800-1300432
HONG KONG Toll Number:	800-903265

The passcode is Q1 CDC CORP and the call leader is Dr. Raymond Ch’ien. Alternatively, the conference call can be heard via the Internet at:

http://www.talkpoint.com/viewer/starthere.asp?Pres=110014

Instant Replay

For those unable to call in or listen to the live broadcast via the web, a replay will be available after the call at www.cdccorporation.net under INVESTOR RELATIONS or via Instant Replay by calling US Toll Number: 973-341-3080, US and CANADA Toll Free Number: 877-519-4471, Passcode: 6070687

About CDC Corporation

CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, business services, mobile applications and internet media. The company has approximately 1,800 employees with operations in 14 countries.

For more information about CDC Corporation, please visit the website http://www.cdccorporation.net

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to Pivotal’s release of the next version of its CRM software, Pivotal’s alliance to jointly market products and services with a home building consortium, Ross’ EPM suite and latest version of its Internet Application Framework, the portal’s restructuring and focus on certain vertical channels, the mobile applications business’s mid-process transformation from a SMS focused service provider to a provider of a more balanced portfolio of services on other platforms, the ability of the enterprise software business to offer innovative products and services that quickly deliver value for customers, the ability of the mobile and portal business to capture new opportunities in non-SMS, MVAS platforms, and the ability to take advantage of market opportunities in the MVAS sector for 2005. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the ability to integrate operations or new acquisitions in accordance with the company’s business strategy; (d) the effects of restructurings and rationalization of operations; (e) the ability to address technological changes and developments including the development and enhancement of products; (f) the ability to develop and market successful products and services on the WAP, IVR and MMS platforms; (g) the entry of new competitors and their technological advances; (h) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements; (i) the possibility of development or deployment difficulties or delays; (j) the dependence on customer satisfaction with the company’s software products and services; (k) continued commitment to the deployment of the enterprise software solutions; (l) risks involved in developing software solutions and integrating them with third-party software and services; (m) the continued ability of the company’s enterprise software solutions to address client-specific requirements; (n) demand for and market acceptance of new and existing enterprise software and services and the positioning of the company’s solutions; and (o) the ability of staff to operate the enterprise software and extract and utilize information from the company’s enterprise software solutions. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2003 on Form 20-F/A filed on July 8, 2004. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

For further information, please contact:

Media Relations Anne Yu Tel: (852) 2237 7020 Fax: (852) 2571 0410 e-mail: anne.yu@cdccorporation.net	Investor Relations Craig Celek, VP Investor Relations Tel: 1 (212) 661 2160 Fax: 1 (646) 827 2421 e-mail: craig.celek@cdccorporation.net

CDC Corporation
Consolidated Statement of Operations
(Amounts in thousands of U.S. dollars, except per share data)

	Quarter Ended	Quarter Ended
	March 31,	March 31,
	2004	2005
	(unaudited)	(unaudited)
Revenues
Software	16,840	37,207
Business services	9,841	9,383
Mobile services and applications	6,467	7,300
Advertising and marketing activities	2,384	2,341
Other income	9	—

	35,541	56,231

Cost of revenues
Software	(7,056)	(15,273)
Business services	(7,683)	(6,190)
Mobile services and applications	(1,053)	(3,423)
Advertising and marketing activities	(981)	(863)
Other income	(2)	—

	(16,775)	(25,749)

Gross profit	18,766	30,482
Gross margin %	53%	54%

Selling, general and administrative expenses	(13,497)	(24,963)
Research and development expenses	(674)	(4,774)
Depreciation and amortization expenses	(2,287)	(4,082)

Total operating expenses	(16,458)	(33,819)

Operating income/(loss)	2,308	(3,337)
Interest income	2,797	2,105
Interest expense	(392)	(461)
Gain/(loss) on disposal of available-for-sale securities	299	(38)
Gain/(loss) on disposal of subsidiaries and investments	53	(259)
Other non-operating gains	1	—
Share of losses in equity investees	(3)	(368)

Income/(loss) before income taxes	5,063	(2,358)

Income taxes expenses	(18)	(810)

Income/(losses) before minority interests	5,045	(3,168)

Minority interests in income of consolidated subsidiaries	(666)	(551)
Income/(losses) from continuing operations	4,379	(3,719)

Discontinued operations
Loss from operations	(98)	—
Income from disposals	53	—

Net income/(losses)	4,334	(3,719)

Basic earnings/ (losses) per share	0.0422	(0.0335)

Diluted earnings/ (losses) per share	0.0406	(0.0335)

Weighted average no. of shares	102,611,756	110,921,681
Diluted no. of shares	106,788,279	110,921,681

Reconciliation from GAAP results to non-GAAP results:
GAAP net income/ (loss)	4,334	(3,719)

Add back revenue impact of deferred maintenance revenue write down related to the acquisition of subsidiaries	—	339
Add back amortization of purchased intangibles related to the acquisition of subsidiaries	1,747	3,168
Add back stock compensation expenses related to the acquisition of subsidiaries	27	640
Add back deferred tax impact related to acquisition of subsidiaries	(123)	562
Add back litigation provision	—	242

Non-GAAP net income	5,985	1,232

Non-GAAP basic earnings per share	0.0583	0.0111

Non-GAAP diluted earnings per share	0.0560	0.0110

Weighted average no. of shares	102,611,756	110,921,681
Non-GAAP diluted no. of shares	106,788,279	111,611,442

CDC Corporation
Consolidated Balance Sheets
(Amounts in thousands of U.S. dollars)

	December 31,	March 31,
	2004	2005
	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	110,206	77,829
Restricted cash	3,886	3,845
Accounts receivable	43,521	42,163
Deposits, prepayments and other receivables	10,012	10,712
Available-for-sale debt securities	94,259	140,979
Restricted debt securities	75,780	32,275
Available-for-sale equity securities	527	552
Deferred tax assets	502	846
Property held for sale	2,992	3,151

Total current assets	341,685	312,352

Loan receivables	25,000	25,000
Interest receivables	878	1,063
Property and equipment, net	7,617	7,352
Goodwill	189,552	189,994
Intangible assets	81,121	78,926
Investment in equity investees	4,016	3,647
Investments under cost method	220	229
Available-for-sale debt securities	9,900	—
Other assets	4,342	4,376

Total assets	664,331	622,939

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	13,697	12,116
Other payables	4,219	3,091
Purchase consideration payable	14,728	15,147
Accrued liabilities	36,875	33,024
Accrued pension liability	910	871
Short-term loans	52,215	27,368
Long-term bank loans, current portion	11,566	1,518
Deferred revenue	34,261	35,780
Income tax payable	2,532	2,732

Total current liabilities	171,003	131,647

Deferred tax liabilities	4,696	4,838
Other liabilities	322	369
Accrued pension liability	1,477	1,283
Minority interests	47,110	47,804

Shareholders’ equity:
Share capital	28	28
Additional paid-in capital	673,476	674,258
Treasury stock	(4,067)	(4,067)
Accumulated deficits	(229,453)	(233,172)
Accumulated other comprehensive income	(261)	(49)

Total shareholders’ equity	439,723	436,998

Total liabilities and shareholders’ equity	664,331	622,939

Number of outstanding shares	103,982,109	110,965,246